Exhibit 10.5

Second Amended and Restated
Cabot Microelectronics Corporation 2000 Equity Incentive Plan
Restricted Stock Award Agreement
(United States Employees)

AWARD DATE

NAME
ADDRESS
CITY, STATE ZIP

Dear FIRST NAME:

I am pleased to inform you that the Compensation Committee of the Board of Directors (the “Committee”) of Cabot Microelectronics Corporation (the “Company”) has approved your participation in the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, as amended and restated September 26, 2006 (the "Plan") as a means of allowing you to participate in the success of the Company through ownership of Company common stock (“Stock”). A Restricted Stock Award (the “Award”) is hereby awarded to you (the “Participant”) pursuant to the terms of the Plan and this Restricted Stock Agreement (the “Agreement”). A copy of the Plan can be electronically accessed through the CMC world directory under “HR Information/Stock/General Plan Information.”

Participant	Type of Award	Number of Restricted Shares Awarded	Fair Market Value of Restricted Shares on Date of Award	Participant ID Number
NAME	Restricted Stock	[_________]	$XX.XX [general: award date (AD) fmv/close price]	[xxx-xx-xxxx]
	Date of Award	Date Restrictions Lapse (Vesting Date(s)) [general]	Award Number
	[award date]	25%1stanniv. AD 25%2danniv. AD 25%3danniv. AD 25%4thanniv. AD	[xxxxx]

NAME - employee (including executive officer) Restricted Stock Award Agreement
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This Agreement provides the Participant with the terms of the Award granted to the Participant. The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Committee has the exclusive authority to interpret and apply the Plan and this Agreement. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons. To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant, as follows:

1.	Vesting Dates and Lapse of Restrictions. The Award shall become vested and the restrictions will lapse in accordance with the following table:

Number of Shares [general]	Vesting Date [general]
25% 25% 25% 25%	[1st anniv. AD] [2d anniv. AD] [3d anniv. AD] [4th anniv. AD]

The Award will be fully vested and all restrictions shall lapse in the event of the Participant’s death, Disability or a Change in Control, as defined in the Plan. Upon the Participant’s termination of Service, as defined in the Plan, for any reason other than death or Disability, the Participant shall immediately cease vesting in the Award and the unvested portion of the Award shall be forfeited immediately.

For purposes hereof, “Disability” shall have the meaning provided under: (i) first, an employment agreement between the Participant and the Company; (ii) second, if no such employment agreement exists, the long-term disability program maintained by the Company or any governmental entity covering the Participant; or (iii) third, if no such agreement or program exists, as defined under local law. In addition, for purposes of this Agreement, the Participant’s date of termination (for any reason other than death or Disability) shall be the earlier of: (i) the date on which the Participant ceases to render service to or be employed by the Company, as determined by the Company in its sole discretion; (ii) the date on which the Company first provides notice of termination of employment; or (iii) the first date of any statutory notice period provided under local law.

2.	Termination / Cancellation / Rescission. The Company may terminate, cancel, rescind or recover the Award immediately under certain circumstances, including, but not limited to, the Participant’s:

(a)	actions constituting Cause, as defined in the Plan and as otherwise enforceable under local law;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Award or the termination of Participant's Service with the Company;

NAME - employee (including executive officer) Restricted Stock Award Agreement
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(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party;

(d)	failure to comply with the Company’s policies regarding the identification, disclosure and protection of intellectual property;

(e)	violation of the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement.

In the event of any such termination, cancellation, rescission or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. To the extent applicable, the purchase price for such Stock shall be returned to the Participant, including any withholding requirements.

3.
Purpose of Award. The Award is intended to promote goodwill between the Participant and the Company and shall not be considered as salary or other remuneration for any employment or other services the Participant may perform for the Company or any of its affiliates. The Company’s grant of the Award does not confer any contractual or other rights of employment or service with the Company. Benefits granted under the Plan shall not be considered as part of the Participant’s salary in the event of severance, redundancy or resignation. Granting of the Award shall also not be construed as creating any right on the part of Participant to receive any additional benefits including awards in the future, it being expressly understood and agreed that any future awards shall be made solely at the discretion of the Company.

4.
Rights and Restrictions Governing Restricted Stock. As of the Date of Award, one or more certificates representing the appropriate number of shares of Stock granted to the Participant shall be registered in the Participant’s name but shall be held by the Company for the Participant’s account. The Participant shall have all rights of a holder as to such shares of Stock (including, to the extent applicable, the right to receive dividends and to vote), subject to the following restrictions: (a) the Participant has executed a valid stock power on behalf of the Company for such Stock; (b) the Participant shall be entitled to delivery of certificates representing shares of Stock when restrictions lapse; and (c) none of the Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the restrictions have lapsed.

5.
Delivery of Restricted Stock. As soon as reasonably practicable following the date on which restrictions lapse, one or more stock certificates for the appropriate number of shares of Stock, free of the restrictions set forth in the Agreement, shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs; provided however, that such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal and state securities laws.

NAME - employee (including executive officer) Restricted Stock Award Agreement
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6.
Tax Treatment. The Participant will be taxed on the difference between any purchase price and the Fair Market Value of the Stock on the date the restrictions lapse. This income will be taxed as ordinary income and subject to income and FICA withholding taxes. The Company is required to withhold and remit these taxes to the appropriate tax authorities. The Participant will be required to provide the Company with an amount of cash sufficient to satisfy the Participant’s tax withholding obligations or to make arrangements satisfactory to the Company with regard to such taxes. The income will be reported to the Participant as part of the Participant's employment compensation on the Participant's annual earnings statement Form W-2.

The Participant may elect to make an election under Section 83(b) of the Code to have any ordinary income amount taxed currently, before any restrictions lapse. This election must be filed within thirty (30) days of the Date of Award. Attached hereto is a form of election for this purpose.

If the Participant sells the Stock acquired under the Award, a long-term or short-term capital gain or loss will result depending on: (a) the holding period for the shares, and (b) the difference between the Fair Market Value of the shares at the time of the sale and the Participant’s tax basis in the shares. The holding period is determined from the date the restrictions lapse. Under current law the capital gain or loss is long term if the property is held for more than one (1) year, and short term of the property is held for less than one year. The tax basis of the shares is the sum of (a) any purchase price paid for the shares, and (b) the ordinary income, if any, determined by the difference between the Fair Market Value of the shares when the restrictions lapse or an 83(b) election is made, and any purchase price.

EACH PARTICIPANT IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, LOCAL AND OTHER TAX LAWS.

7.
Tax Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The various methods and manner by which tax withholding may be satisfied are set forth in Section 8.4 of the Plan. If the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”), any surrender of previously owned shares to satisfy tax withholding obligations arising under an Award must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”).

8.
Transferability. The Award Stock is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan. After any such transfer, the Award Stock shall remain subject to the terms of the Plan.

9.
Adjustment of Shares. In the event of any transaction described in Section 8.6 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award) shall be adjusted as set forth in Section 8.6 of the Plan.

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10.
Severability. In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

11.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

12.
Notices. Any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail. Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

13.	Governing Law. This Agreement shall be construed under the laws of the State of Illinois.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Date of Award.

                            CABOT MICROELECTRONICS CORPORATION

                        /s/ William P. Noglows

                            William P. Noglows
                            President and Chief Executive Officer